Exhibit 99.2

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is entered into as of January 4, 2018, by and among FP Healthcare Holdings, Inc., a Delaware corporation (“Parent”), and the Rollover Investors set forth on the signature pages hereto (each, a “Rollover Investor,” and collectively, the “Rollover Investors,” which terms shall be understood to mean the Rollover Investors as such term is defined below).

WHEREAS, Parent, FP Healthcare Merger Sub Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Connecture, Inc., a Delaware corporation (the “Company”) are parties to that certain Agreement and Plan of Merger, dated January 4, 2018 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger and a direct wholly-owned Subsidiary of Parent (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, each Rollover Investor owns the number of shares of common stock and/or preferred stock of the Company (the “Existing Company Stock”) set forth opposite such Rollover Investor’s name on Annex A hereto;

WHEREAS, Parent is a newly-formed entity that has not been capitalized and has no shares outstanding;

WHEREAS, immediately prior to the Effective Time, (i) the Rollover Investors desire to contribute shares of Existing Company Stock (the “Rollover Shares”) held by such Rollover Investors in the dollar amounts indicated on Annex A attached hereto to Parent in exchange for shares of common stock of Parent calculated as indicated on Annex A (together, the ”Parent Shares”) and (ii) Parent desires to accept the Rollover Shares from each such Rollover Investor and furnish Parent Shares to such Rollover Investor as indicated on Annex A;

WHEREAS, it is intended that, unless otherwise required by applicable law, the contribution of Rollover Shares to Parent in exchange for Parent Shares (together with the Sponsor Equity Investment (as defined below) in exchange for Parent Shares) shall be treated as a transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, as a condition to Parent’s issuance and transfer of the Parent Shares to each Rollover Investor, such Rollover Investor will be required to enter into a Stockholders’ Agreement substantially in the form attached hereto as Annex B (the “Stockholders Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Rollover Investment.

(a)    Rollover Investment. Immediately following the satisfaction of the conditions to Closing under the Merger Agreement (other than those conditions that by their nature can only be satisfied at the Closing) but prior to the Effective Time, each Rollover Investor identified as a “Rollover Investor” on Annex A shall contribute, transfer, and assign to Parent all of its right, title, and interest in and to the number of Rollover Shares set forth opposite such Rollover Investor’s name on Annex A, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (other than restrictions on the right to sell or otherwise dispose of such shares imposed by securities laws) (the “Rollover”), in exchange for Parent Shares in the amount set forth opposite such Rollover Investor’s name on Annex A.

(b)    Certain Other Matters.

(i)    Immediately following the transactions contemplated by Section 1(a) hereof (the “Transactions”), the only Parent Shares outstanding shall be (i) those issued to the Rollover Investors pursuant to their respective Transactions, and (ii) those held, directly or indirectly, by Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P., in connection with its investment in Parent (the “Sponsor Equity Investment”).

(ii)    Parent and each of the other parties to this Agreement covenant and agree to treat the contribution of Rollover Shares to Parent in exchange for Parent Shares (together with the Sponsor Equity Investment in exchange for Parent Shares) as an exchange described in Code Section 351 to the extent permissible under applicable law. Each of the Rollover Investors and Parent shall prepare and file all Tax Returns in a manner consistent with such treatment to the extent permissible under applicable law, including filing the statements required by Treasury Regulation §1.351-3 with his, her or its federal income Tax Return filed for the taxable year which includes the Closing Date, as applicable.

(c)    The Closings.

(i)    The closing of the Transactions (the “Rollover Closing”) shall take place at the offices of Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, California, commencing immediately prior to the Effective Time, or such other place determined by the parties hereto. At the Rollover Closing, each Rollover Investor shall either (i) deliver to Parent certificate(s) evidencing its Rollover Shares, endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to Parent) or (ii) otherwise transfer to Parent book-entry interests representing the Rollover Shares, and Parent shall simultaneously issue to such Rollover Investor the applicable amount of Parent Shares, which shall be in book-entry only form.

2.    Investor Representations and Warranties. To induce Parent to furnish the Parent Shares, each Rollover Investor hereby makes severally and not jointly as to himself, herself or itself the following representations and warranties to Parent, each of which shall be true and correct as of the Rollover Closing, and shall survive the execution and delivery of this Agreement. If in any respect such representations, agreements, and furnished information shall

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not be true and correct as to a Rollover Investor or shall not have been complied with by such Rollover Investor as of the date of this Agreement, such Rollover Investor shall promptly give written notice of such fact to Parent and shall specify which representations, agreements, and furnished information are not true and correct or have not been complied with and the reasons therefor. Each Rollover Investor acknowledges that Parent and the other stockholders of Parent, and each respective member, stockholder, partner, and affiliate thereof, have relied and will rely upon the representations and agreements of, and information furnished by such Rollover Investor as set forth below:

(a)    Authority; Binding Effect. Such Rollover Investor has full legal capacity and power to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith and to consummate the transactions contemplated herein or therein. Insofar as this Agreement and the other agreements and instruments executed by Parent and such Rollover Investor in connection herewith are valid and binding obligations of Parent, this Agreement, and the other agreements and instruments executed by Parent and such Rollover Investor, are valid and binding obligations of such Rollover Investor enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    No Violation. Neither the execution and delivery of this Agreement by such Rollover Investor, nor the performance by such Rollover Investor of his, her or its obligations hereunder, will (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which such Rollover Investor is a party, or (ii) violate any order, writ, injunction or decree applicable to such Rollover Investor or any of such Rollover Investor’s assets.

(c)    No Brokers or Finders. Such Rollover Investor has not incurred or become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement.

(d)    Investment Intent. The Parent Shares to be acquired by such Rollover Investor pursuant to this Agreement are being acquired for such Rollover Investor’s own account, not as a nominee or agent for any other person and without a view to the distribution of such Parent Shares or any interest therein in violation of the Securities Act of 1933, as amended (the ”Securities Act”) or any state securities laws.

(e)    Eligibility. Such Rollover Investor (i) is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act or is an employee of the Company or its Subsidiaries, (ii) is not a disqualified person under the “bad actor” provisions of SEC Release No. 33-9414, (iii) has (or, in the case of a trust, the trustee has) such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares, (iv) is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Parent Shares and

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(v) confirms none of the Company or any its affiliates, including without limitation Francisco Partners IV, L.P. and its affiliates, have provided any advice or instruction, oral or otherwise, with respect to the terms and conditions of the offering of the Parent Shares or the transactions contemplated hereby.

(f)    Residence. Such Rollover Investor’s principal place of business or principal residence is in the state so designated below its name on the signature page hereto.

(g)    Receipt of Information. Such Rollover Investor has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Parent Shares and the merits and risks of investing in the Parent Shares.

(h)    No Representations or Warranties. Such Rollover Investor further acknowledges that except as expressly provided herein, it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, at law or in equity, by the Company, Parent, any of the other stockholders of Parent, or any of their respective officers, directors, employees, Affiliates or advisors, including without limitation, with respect to (i) the operation of the business of the Company and its Subsidiaries after the Closing Date in any manner or (ii) the probable success or profitability of the business of the Company and its Subsidiaries after the Closing Date. In furtherance of the foregoing, except as expressly provided herein, such Rollover Investor acknowledges that solely in connection with such Rollover Investor’s investment in Parent and/or any Subsidiary thereof, no representation or warranty, express or implied, at law or in equity, of the Company, Parent, any of the other stockholders of Parent, or any of their respective officers, directors, employees, Affiliates or advisors with respect to Parent, Parent Shares, the Company, its Subsidiaries, the business of the Company and its Subsidiaries or any of the assets or liabilities of the Company and its Subsidiaries, including any litigation relating to the Company and any financial projection or forecast delivered to such Rollover Investor with respect to the revenue or profitability which may arise from the operation of the Company and its Subsidiaries either before or after the Closing Date, shall form the basis of any claim against the Company, Parent, any of the other stockholders of Parent, or any of their respective officers, directors, employees, Affiliates or advisors with respect thereof or with respect to any related matter.

3.    Parent Representations and Warranties. Parent hereby makes the following representations and warranties to the Rollover Investors, each and all of which shall be true and correct as of the date of this Agreement and the Rollover Closing. Parent acknowledges that each Rollover Investor has relied and will rely upon the representations and agreements of, and information furnished by Parent as set forth below:

(a)    Corporate Existence and Power. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authority; Binding Effect. Parent has full corporate authority and power to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith and to consummate the transactions contemplated herein or therein. This Agreement and the other agreements and instruments executed by Parent in connection herewith

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are valid and binding obligations of Parent enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)    No Violation. Neither the execution and delivery of this Agreement by Parent nor the performance by Parent of its obligations hereunder, including the issuance of the Parent Shares contemplated herein, will (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation, bylaws or other organizational documents of Parent, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which Parent is a party or by which any property or asset of Parent is bound or affected, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect, or (iii) violate any law, order, writ, injunction or decree applicable to Parent or any of Parent’s assets, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be likely to result in a material adverse effect on Parent.

4.    Miscellaneous.

(a)    Entire Agreement, Amendments, and Waivers. This Agreement, together with the exhibits hereto and thereto, sets forth the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter. Amendments or modifications to this Agreement may only be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of the Rollover Investors and Parent. Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to benefits under this Agreement. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

(b)    Further Assurances. From time to time, as and when requested by Parent, each Rollover Investor will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement (including a counterpart signature page to the Stockholders Agreement).

(c)    Transfer Restrictions. Each Rollover Investor acknowledges and agrees that:

(i)    the Rollover and receipt of the Parent Shares are intended to be exempt from registration under the Securities Act;

(ii)    none of the Parent Shares have been registered under the Securities Act or any securities or “blue sky” laws of any state;

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(iii)    there is no existing public or other market for the Parent Shares and there can be no assurance that such Rollover Investor will be able to sell or dispose of the Parent Shares being acquired by such Rollover Investor hereunder;

(iv)    none of the Parent Shares may be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless such Parent Shares are registered under the Securities Act or an exemption from such registration is available, in each case, in accordance with any applicable securities or “blue sky” laws of any state; and

(v)    in addition to any legends required pursuant to any other agreement (including the Stockholders Agreement), the certificate(s) representing the Parent Shares and each certificate issued to any subsequent transferee of Parent Shares shall bear a legend in substantially the following form (unless transferred in the manner described in the following legend):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [                ], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN A SHAREHOLDERS AGREEMENT DATED AS OF [    ], 2018, AS IT MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

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(d)    Notices. Any and all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or, if sent by email, on the date of transmission if sent prior to 5:00 P.M. pacific time on a business day (and, if sent following 5:00 P.M. Central Time on a business day or if sent on any day that is not a business day, on the next following business day), in each case, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

(i)	If to Parent, to:

c/o Francisco Partners Management, L.P.
One Letterman Drive
Building C – Suite 140
San Francisco, CA 94129
Attention: Ezra Perlman, Leonid Rozkin, and Tom Ludwig
Facsimile No.: (415) 418-2999

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
3300 Hillview Ave.
Palo Alto, CA 94304
Attention: Adam Phillips, P.C., Robert Goedert
Facsimile No.: (650) 859-7500

(ii)	If to a Rollover Investor, to the address set forth opposite such Rollover Investor’s name on Annex A hereto.

Any notice or communication given hereunder shall be deemed given, on (a) if received on a business day before or during the normal business hours of the recipient, the date of receipt, or (b) if received on a day other than a business day or on a business day after the normal business hours of the recipient, the first business day following the date of receipt.

(e)    Governing Law. This Agreement and all matters relating to, arising out of or in connection herewith shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(f)    Assignment. Neither this Agreement nor any right or obligation hereunder shall be assigned, delegated, or otherwise transferred (whether voluntarily, by operation of law, by merger, or otherwise) by any Rollover Investor, without the prior written consent of Parent, or by Parent, without the prior written consent of the Rollover Investors. Any attempted assignment, delegation or transfer in violation of this Section 4(f) shall be null and void and of no force and effect.

(g)    Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

(h)    Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(i)    Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

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(j)    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)    Waiver of Compliance. Any failure of Parent or any Rollover Investor to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Rollover Investors or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. No course of dealing and no delay on the part of Parent or any Rollover Investor in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice Parent’s or any Rollover Investor’s respective rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(l)    Consent to Jurisdiction. Each party hereto, by its, his or her execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Parent and the Rollover Investor hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5(d) is reasonably calculated to give actual notice. Each party hereto shall pay its own costs and expenses incurred in connection with any dispute arising out of this Agreement.

(m)    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR

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INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4(n) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4(m) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written.

FP HEALTHCARE HOLDINGS, INC.

By:	/s/ Ezra Perlman

Name:	Ezra Perlman
Title:	President

[Counterpart Signature Page to Rollover Agreement]

FRANCISCO PARTNERS IV, L.P.

By:	FRANCISCO PARTNERS GP IV, L.P.

its General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED

its General Partner

By:	/s/ Ezra Perlman

Name:	Ezra Perlman
Title:	Co-President

FRANCISCO PARTNERS IV-A, L.P.

By:	FRANCISCO PARTNERS GP IV, L.P.

its General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED

its General Partner

By:	/s/ Ezra Perlman

Name:	Ezra Perlman
Title:	Co-President

[Counterpart Signature Page to Rollover Agreement]

CHRYSALIS VENTURES II, L.P.

By:	CHRYSALIS PARTNERS II, LLC,

its General Partner

By:	/s/ David A. Jones, Jr.

Name:	David A. Jones, Jr.
Title:	Member

[Counterpart Signature Page to Rollover Agreement]

ANNEX A

Name of Rollover Investor	Address	Shares of Existing Company Common Stock	Shares of Existing Company Class A Preferred Stock	Shares of Existing Company Class B Preferred Stock	Parent Shares Calculated Assuming 3/31/18 Closing Date[1]
Francisco Partners IV, L.P.	c/o Francisco Partners Management, L.P. One Letterman Drive, Building C – Suite 410 San Francisco, CA 94129 Attn: Ezra Perlman, Leonid Rozkin and Tom Ludwig	2,414,050	33,306	10,991	530,981

Francisco Partners IV-A, L.P.	c/o Francisco Partners Management, L.P. One Letterman Drive, Building C – Suite 410 San Francisco, CA 94129 Attn: Ezra Perlman, Leonid Rozkin and Tom Ludwig	1,209,972	16,694	5,509	266,144

Chrysalis Ventures II, L.P.	Chrysalis Ventures 101 South Fifth Street, Suite 1650 Louisville, KY 40202 Attn: David A. Jones, Jr.	4,007,162	2,000	1,000	49,716

David A. Jones, Jr.	Chrysalis Ventures 101 South Fifth Street, Suite 1650 Louisville, KY 40202 Attn: David A. Jones, Jr	57,696	0	0	206

Ralston W. Steenrod	c/o Chrysalis Ventures 101 South Fifth Street, Suite 1650 Louisville, KY 40202	14,312	0	0	51

[1]	The actual number of Parent Shares to be issued to each Rollover Investor at the Effective Time shall be calculated by multiplying (1) the quotient obtained by dividing (x) the sum of (A) the product of the number shares of Existing Company Common Stock owned by such Rollover Investor and $0.35 per share, (B) the product of (i) the quotient obtained by dividing the Series A Stated Value by the Series A Conversion Price on the Closing Date, multiplied by (ii) the number of shares of Series A Preferred Stock owned by such Rollover Investor, multiplied by (iii) the Series A Conversion Price on the Closing Date and (C) the product of (i) the quotient obtained by dividing the Series B Stated Value by the Series B Conversion Price on the Closing Date, multiplied by (ii) the number of shares of Series B Preferred Stock owned by such Rollover Investor, multiplied by (iii) the Series B Conversion Price on the Closing Date (such sum, for each Rollover Investor, the “Effective Time Rollover Value”) by (y) the sum of the Effective Time Rollover Values for all Rollover Investors, the total dollar value of Merger Consideration paid by each Rollover Investor in the Merger and the the total dollar value of Merger related fees and expenses paid by each of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P. and (2) 1,000,000 Parent Shares, in each case rounded to the nearest whole number of Parent Shares.

ANNEX B

FORM OF STOCKHOLDERS AGREEMENT

(See Attached)

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of [                ], 2018, by and among (i) FP Healthcare Holdings, Inc., a Delaware corporation (the “Company”), (ii) Francisco Partners IV, L.P., a Cayman Islands exempted limited partnership, and Francisco Partners IV-A, L.P., a Cayman Islands exempted limited partnership (together, “FP”), (iii) Chrysalis Venture II, L.P., a Delaware limited partnership (“Chrysalis” and together with FP, the “Investors”), and (iv) each of the other Persons set forth from time to time on the Schedule of Stockholders under the heading “Other Stockholders” (including all Permitted Transferees) who, at any time after the date hereof, acquire securities of the Company in accordance with the terms hereof and execute a counterpart of this Agreement (collectively, the “Other Stockholders”). The Other Stockholders and the Investors are collectively referred to herein as the “Stockholders.”

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 4, 2018 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, FP Healthcare Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Connecture, Inc., a Delaware corporation (“Connecture”), concurrently with the execution hereof Merger Sub will be merged with and into Connecture, with Connecture surviving the merger as a wholly owned subsidiary of FP Healthcare Intermediate, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company;

WHEREAS, pursuant to that certain Rollover Agreement, dated as of January 4, 2018 (including any subsequent joinders thereto, the “Rollover Agreement”), between the Company and the Investors, the Investors contributed shares of common stock, Class A Preferred Stock and Class B Preferred Stock of Connecture to the Company in exchange for the Company’s issuance of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”); and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to (i) assure continuity in the management and ownership of the Company and its Subsidiaries, (iii) limit the manner and terms by which the capital stock of the Company may be transferred and (iv) provide certain other rights to, and obligations binding on, the Stockholders.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Representations and Warranties.

(a)    Each Stockholder hereby represents and warrants (with respect to itself and not jointly with any other Stockholder) that:

(i)    such Stockholder is the holder of the number of Shares set forth opposite such Stockholder’s name on the attached Schedule of Stockholders;

(ii)    such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement;

(iii)    this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally, by equitable limitations on the availability of specific remedies and by principles of equity; and

(iv)    such Stockholder has not granted a proxy and is not party to any voting trust or other similar agreement with respect to any Shares, other than this Agreement.

2.    Board of Directors.

(a)    From and after the date hereof and until the provisions of this Section 2 cease to be effective, each Stockholder shall vote all of his, her or its Common Stock and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including calling special board and stockholder meetings), so that:

(i)    the authorized number of directors on the Company’s board of directors (the “Board”) shall initially be established at four (4) directors;

(ii)    the following persons shall be elected to the Board:

(1)    one (1) director designated by FP (the “FP Director”), who shall initially be Ezra Perlman;

(2)    one (1) director designated by Chrysalis (the “Chrysalis Director”), who shall initially be David Jones; provided, that FP shall have a right to approve any such Chrysalis Director;

(3)    the Chief Executive Officer of Connecture, who shall be designated by FP; and

(4)    one (1) director designated by FP who is not affiliated with FP or any other Stockholder (the “Independent Director”), who shall initially be Kraig McEven;

(iii)    the authorized number of directors on the Board may be increased or decreased at any time and from time to time by FP in its sole and absolute discretion, such additional directors to be FP Directors or Independent Directors, in FP’s sole discretion; provided, that (x) no reduction in the number of directors shall eliminate the right of Chrysalis to designate a member of the Board pursuant to Section 2(a)(ii)(2) (except in the event that Chrysalis’s right to designate a director is terminated pursuant to Section 2(a)(viii) below) and (y) FP alone shall be entitled to designate all additional directors to fill any such newly created vacancies;

(iv)    the composition of the board of directors or similar governing body of each of the Company’s Subsidiaries (each, a “Sub Board”) shall be determined by FP;

(v)    the establishment and composition of any committees established by the Board or any Sub Board shall be determined by FP;

(vi)    any FP Director and any Independent Director may (and shall) be removed upon and only upon the written request of FP (with or without cause), acting in its sole discretion, and FP shall have the exclusive right to fill vacancies created by reason of the death, removal or resignation of any FP Director or any Independent Director, and any Independent Director may be replaced, at FP’s sole discretion, with an Independent Director or an FP Director;

(vii)    subject to Section 2(a)(viii) below, the Chrysalis Director may be (and shall be) removed upon and only upon the written request of Chrysalis (with or without cause), acting in its sole discretion, and Chrysalis shall have the exclusive right to fill any vacancy created by reason of the death, removal or resignation of the Chrysalis Director, subject to FP’s approval; and

(viii)    at such time as Chrysalis and its Affiliates and Permitted Transferees cease to own an aggregate of at least seventy-five percent (75%) of the Shares acquired by Chrysalis and its Affiliates pursuant to the Rollover Agreement, the right of Chrysalis to designate a member of the Board pursuant to Section 2(a)(ii)(2) shall terminate and FP shall have the right to remove the Chrysalis Director from the Board.

(b)    The Company shall pay all reasonable out-of-pocket costs and expenses incurred by each director in connection with attending regular and special meetings of the Board, any Sub Board or any committee thereof. So long as any director serves on the Board pursuant to this Agreement and for six (6) years thereafter, the Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Board, and the Certificate of Incorporation and the Company’s by-laws shall provide for indemnification and exculpation of all directors to the fullest extent permitted under applicable law.

(c)    A quorum of the Board and each committee thereof shall consist of one (1) director, which must be an FP Director or a director otherwise designated by FP.

(d)    The vote of the FP Director shall at all times constitute a majority of the votes of the Board (and if more than one director has been designated as an FP Director, than the votes of such directors collectively shall constitute a majority of the votes of the Board), and each member of the Board that is not an FP Director shall be entitled to one (1) vote for each matter that is voted on by the Board or any committee thereof. An act of the Board or any committee thereof shall require a majority of the votes present at a meeting at which a quorum is present.

(e)    If at any time a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of any director, such vacancy shall automatically reduce the number of directors pro tanto, until such time as the Stockholders entitled to designate such director pursuant to Section 2(a)(ii) above shall designate a director to fill such vacancy and such director shall have been elected to the Board in accordance with this Agreement and the Company’s by-laws, whereupon the number of directors shall be automatically increased pro tanto.

(f)    The provisions of this Section 2 (other than Section 2(b) above) shall terminate automatically and be of no further force and effect upon the first to occur of (i) the consummation of a Sale of the Company or (ii) the consummation of a Public Offering.

3.    Irrevocable Proxy; Conflicting Agreements. In order to secure the obligations of Chrysalis and each Other Stockholder in accordance with the provisions of Section 2 and Section 6, Chrysalis and each Other Stockholder hereby appoint FP as its true and lawful proxy and attorney-in-fact, with full power of substitution, to (a) vote all of its voting Shares for (i) a Sale of the Company and all such other matters as expressly provided for in Section 6, and (ii) the election and/or removal of directors and all such other matters as expressly provided for in Section 2 and (b) act in its name, place and stead and to execute in the name and on behalf of such Stockholder any agreement, certificate, instrument or document to be delivered by it in connection with Section 2 or Section 6. FP may exercise the irrevocable proxy granted to it hereunder by Chrysalis and the Other Stockholders at any time such Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by Chrysalis and the Other Stockholders pursuant to this Section 3 are coupled with an interest and are given to secure the performance of such Stockholder’s obligations under the provisions of Section 2 and Section 6. Such proxies and powers shall be irrevocable until termination of Section 2 and Section 6 and shall survive the death, incompetency, incapacity, disability, bankruptcy or dissolution of Chrysalis and the Other Stockholders and the subsequent holder(s) of their Shares. Neither Chrysalis nor any Other Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

4.    Restrictions on Transfer of Shares.

(a)    Transfer Restriction. Neither Chrysalis nor any Other Stockholder will Transfer any interest in its Shares without first obtaining FP’s prior written consent to such Transfer, which consent may be withheld, delayed and/or conditioned in FP’s sole discretion; provided that Chrysalis and any Other Stockholder may Transfer Shares without the prior written consent of FP (but subject to and only upon satisfaction of the other terms of this Agreement) (i) pursuant to an Approved Sale, (ii) pursuant to Section 5 (but only as a Tag-Along Stockholder) or (iii) to his, her or its Permitted Transferee(s) pursuant to a Permitted Transfer (each Transfer pursuant to clause (i) through (iii) an “Exempt Transfer”); provided further that, if Chrysalis or any Other Stockholder Transfers any interest in Shares in a Permitted Transfer to a Permitted Transferee pursuant to clause (iii) and such Person ceases to be a Permitted Transferee of such Stockholder, then, such Person shall, upon ceasing to be a Permitted Transferee of such Stockholder, Transfer such interest back to such Stockholder.

(b)    Additional Restrictions on Transfer.

(i)    In connection with the Transfer of any Shares permitted by Section 4(a) (other than pursuant to an Approved Sale or Public Offering or sale pursuant to Section 5), the Stockholder making the Transfer will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer and shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company a counterpart of this Agreement. All transferees of Shares under this Section 4 (except Affiliates of Chrysalis) shall be deemed to be Other Stockholders for all purposes hereunder.

(ii)    Unless waived by the Company in writing, and except for a Transfer that constitutes an Exempt Transfer, no Transfer of Shares may be made by Chrysalis or any Other Stockholder unless the holder thereof shall have delivered to the Company prior to such Transfer an opinion of counsel (reasonably satisfactory in form and substance to the Board) to the effect that such Transfer would not violate any federal securities laws.

(iii)    No Other Stockholder that is not a natural person shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Stockholder or (ii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Stockholder, in any such case in a manner which would fail to comply with the provisions of this Agreement applicable to such Stockholder if such Stockholder had transferred Shares directly, unless such Stockholder first complies with the applicable provisions of this Agreement; provided, that this subsection (iii) shall not restrict transfers by a Family Group Entity to a Permitted Transferee.

(iv)    Notwithstanding anything herein to the contrary, unless waived by FP in writing, neither Chrysalis nor any Other Stockholder shall Transfer any Shares to a Competitor, other than pursuant to an Approved Sale or pursuant to Section 5 below. For purposes of this Agreement, “Competitor” means any Person that engages directly or indirectly in the same or substantially similar business in which the Company or any of its Subsidiaries engages in or proposes to engage in as of the date of any proposed Transfer by Chrysalis or an Other Stockholder, as applicable.

(v)    Nothing in this Section 4 will be implied or construed to restrict, limit, or otherwise affect (or permit any Transfers otherwise prohibited, restricted, or limited by) any vesting arrangements, restrictions on transfer, or other similar provisions set forth in any agreement to which any employee, officer, consultant or service provider of the Company or an Affiliate thereof, or its Permitted Transferees, is subject or bound.

(c)    Termination of Restrictions. The provisions of this Section 4 shall terminate automatically and be of no further force and effect upon the consummation of a Public Offering.

5.    Tag-Along Rights.

(a)    At least ten (10) business days before a Tag-Along Sale, FP shall deliver a written notice (the “Tag-Along Notice”) to each of the other Stockholders specifying in reasonable detail the identity of the prospective transferee(s), the number of Shares to be transferred, the purchase price therefor, and the other material terms and conditions of the proposed Transfer. Each other Stockholder shall have the right to elect to (but shall have no obligation to) participate in the proposed Transfer by delivering written notice (together with an unconditional commitment to participate (subject to adherence with the provisions of this Section 5)) to FP within five (5) business days after delivery of the Tag-Along Notice. The failure by any Stockholder to deliver any such written notice within such five (5) business day period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 5 with respect to such contemplated Transfer, and FP shall thereafter be free to sell to the prospective transferee(s) the number of Shares identified in the Tag-Along Notice at a per Share price that is no greater than the applicable per Share price set forth in the Tag-Along Notice and on other terms and conditions that are not materially more favorable in the aggregate to FP than those set forth in the Tag-Along Notice, without any further obligation to the non-accepting Stockholders. If any Stockholder is entitled to and elects to participate in such Transfer (each, a “Tag-Along Stockholder”), such Tag-Along Stockholder shall be entitled to Transfer (and each Tag-Along Stockholder shall be committed to Transfer so long as FP remains committed to Transfer) in the contemplated Transfer, a number of Shares equal to the number of Shares to be transferred in the contemplated Transfer multiplied by a fraction, the numerator of which is the number of Shares held by such Tag-Along Stockholder, and the denominator of which is the aggregate number of Shares held by FP and all participating Tag-Along Stockholders.

(b)    Conditions of Sale:

(i)    Each Tag-Along Stockholder participating in the Tag-Along Sale shall receive the same consideration to be received by FP per Share. In addition, no Transfer of any Shares by FP in the Tag-Along Sale shall occur unless the prospective transferee simultaneously purchases the Shares elected to be sold by the Tag-Along Stockholders pursuant to Section 5(a), and if any such Transfer is in violation of this Section 5(b), it shall be null and void pursuant to Section 11.

(ii)    Each Tag-Along Stockholder shall execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as FP makes or provides in connection with the Tag-Along Sale; provided, that each Tag-Along Stockholder shall only be obligated to make representations and warranties that relate specifically to a Stockholder (as opposed to the Company and its business) with respect to the Tag-Along Stockholder’s title to and ownership of the applicable Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-Along Stockholder, and other similar representations and warranties made by FP, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Stockholder or their Shares; provided, further, that all indemnities and other obligations shall be made by FP and each Tag-Along Stockholder severally and not jointly and severally (A) with respect to breaches of representations, warranties and covenants made by or with respect to the Company and its business, if any, pro rata based on the aggregate consideration received by FP and each Tag-Along Stockholder in the Tag-Along Sale, and (B) in an amount not to exceed for FP or any Tag-Along Stockholder, the net proceeds received by FP and each such Tag-Along Stockholder in connection with the Tag-Along Sale, as applicable.

(c)    Each Stockholder participating in any Transfer pursuant to this Section 5 will bear their pro rata share of the costs of such sale to the extent such costs are incurred for the benefit of all holders of Shares participating in such sale and are not otherwise paid by the Company or the acquiring party. Costs incurred by Stockholders on their own behalf in connection with any sale pursuant to this Section 5 will not be considered costs of the sale hereunder. Each participating Tag-Along Stockholder will take all actions reasonably requested by FP in connection with the consummation of any sale pursuant to this Section 5, provided that such Tag-Along Stockholder shall only be required to execute and deliver agreements, documents and instruments consistent with the agreements, documents and instruments being entered into and delivered by FP.

(d)    Subject to the requirements and conditions of this Section 5 and the other applicable provisions of this Agreement, FP shall have one hundred twenty (120) days following the delivery of the Tag-Along Notices in which to consummate the proposed Transfer, at a price no greater than the applicable per Share price set forth in the Tag-Along Notice and on other terms not materially more favorable in the aggregate to FP than those set forth in the Tag-Along Notice. If at the end of such one hundred twenty (120) day period FP has not completed the proposed Transfer, FP may not then effect a Transfer that is subject to this Section 5 without again fully complying with the provisions of this Section 5.

(e)    The rights and obligations set forth in this Section 5 shall not apply to, and shall terminate upon the consummation of, a Public Offering.

6.    Sale of the Company.

(a)    Each Stockholder hereby agrees that if at any time FP approves a Sale of the Company (an “Approved Sale”), each Stockholder will vote for (to the extent permitted to vote for) and shall be deemed to have consented to and agree to raise no objections against (and confirm such consent in writing) such Approved Sale and the process by which such transaction was arranged, so long as such Approved Sale complies with this Section 6. Without limiting the foregoing, if the Approved Sale is structured (i) as a merger or consolidation, each Stockholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of Shares, each Stockholder will agree to sell and surrender its pro rata share of Shares on the terms and conditions approved by FP, or (iii) as a sale of assets, each Stockholder will vote in favor of (to the extent permitted to vote for) such transaction and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the Company’s Certificate of Incorporation. The Company and each Stockholder will take all actions reasonably requested by FP to effectuate the consummation of an Approved Sale, including without limitation the execution of all documents, agreements and instruments required by the purchaser or requested by FP to consummate the Approved Sale, provided that each Stockholder shall only be required to execute and deliver agreements, documents and instruments consistent with the agreements, documents and instruments being entered into and delivered by FP.

(b)    FP shall exercise its rights pursuant to this Section 6 by delivering a written notice (the “Approved Sale Notice”) to the Company and each other Stockholder no more than five (5) days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Approved Sale and, in any event, no later than ten (10) days prior to the closing date of such Approved Sale. The Approved Sale Notice shall make reference to the Stockholders’ rights and obligations hereunder and shall describe in reasonable detail:

(i)    The name (s) of the purchaser in the Approved Sale;

(ii)   The proposed date, time and location of the closing of the Approved Sale;

(iii)  The proposed amount of consideration in the Approved Sale, including, if applicable, the purchase price per Share to be sold and the other material terms and conditions of the Approved Sale; and

(iv)  A copy of any form of agreement required to be executed by the Stockholder in connection therewith.

(c)    The obligations of the Stockholders under this Section 6 are subject to the satisfaction of the following conditions:

(i)    Upon the consummation of the Approved Sale, each Stockholder shall receive (a) the same form and amount of the consideration to be received by FP per Share (except for any rollover of Equity Securities required by the purchaser), and (b) the same portion of the aggregate consideration available to be distributed to the stockholders of the Company (in their capacity as such) in connection with such Approved Sale that such Stockholder (in its capacity as a stockholder of the Company) would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Approved Sale, and the terms and conditions of the Approved Sale shall be the same as those upon which FP sells its Shares.

(ii)   If any Stockholder is given an option as to the form and amount of consideration to be received in such Approved Sale, each Stockholder shall be given the same option.

(iii)  Each Stockholder will be obligated to make representations with respect to its own Shares and its own authority and ability to enter into the Approved Sale and any other customary representations about such Stockholder (as opposed to representations about the Company and its business) as FP makes in connection with the Approved Sale, and shall be required to provide the same indemnification (subject to the following sentence) in respect of, among other things, any representation made by the Company or its Subsidiaries and/or any employee of the Company or its Subsidiaries and/or made by any Stockholder in respect of the Company, its Subsidiaries or their respective businesses, operations, conditions, prospects or the like as FP provides in connection with the Approved Sale. Each Stockholder will be obligated to join on a several and pro rata basis (and not on a joint and several basis) in any purchase price adjustments, indemnification or other obligations that FP is required to provide in connection with an Approved Sale (other than any such obligations that relate solely to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Shares, in respect of which only such Stockholder will be liable); provided, that each Stockholder’s liability with respect to such indemnification obligations will not exceed the lesser of (a) the aggregate amount of consideration received by such Stockholder in connection with or pursuant to such Approved Sale or (b) such Stockholder’s pro rata share of such obligations.

(iv)    If the Company enters into a negotiation for an Approved Sale, including an Approved Sale transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders that do not qualify as an “accredited investor” for purposes of applicable U.S. federal and state securities laws and regulations will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Board.    If any Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any Stockholder declines to appoint the purchaser representative designated by the Company, such Stockholder will appoint another purchaser representative, and such Stockholder will be responsible for the fees of the purchaser representative so appointed.

(d)    Each Stockholder will bear on pro rata basis the expenses incurred by the Stockholders in connection with an Approved Sale to the extent any such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

(e)    In connection with an Approved Sale, if requested by FP, each Stockholder shall enter into an agreement pursuant to which such Stockholder shall irrevocably appoint FP or its designee (the “Representative”) as the representative, agent, proxy and attorney-in-fact of such Stockholder for all purposes in connection with such Approved Sale, including granting to the Representative the full power and authority in connection with such Approved Sale to (i) enforce any right, benefit or entitlement of such Stockholder, (ii) execute and deliver all amendments, waivers and other documents, necessary, proper, required, contemplated or deemed advisable by the Representative, (iii) negotiate, compromise and/or settle disputes, (iv) receive and distribute funds (including in making payments of expenses) and (v) receive notices, in each case, for and on behalf of such Stockholder in connection with such Approved Sale.

7.    Public Offerings.

(a)    Recapitalization. In the event that FP approves an initial Public Offering, then each Stockholder will vote for, consent to and raise no objections against such proposed Public Offering, and will take all such other actions reasonably requested by FP in connection with the consummation of such Public Offering, including compliance with the requirements of all laws and regulatory bodies which are applicable to or which have jurisdiction over such Public Offering and waiving any dissenters’ rights, appraisal rights, approval rights or similar rights in connection with such Public Offering, and executing all agreements, documents and instruments in connection therewith consistent with the agreements, documents and instruments entered into and delivered by FP.

(b)    Holdback Agreement. No Stockholder shall sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) (a “Sale Transaction”) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the 180-day period beginning on the effective date of the Company’s initial Public Offering (the “IPO Holdback Period”), except as part of such initial Public Offering, unless the underwriters managing the initial Public Offering agree in writing. In connection with all underwritten registrations and takedown offerings other than the Company’s initial Public Offering, no Stockholder shall effect any such Sale Transaction during the seven (7) days prior to and the 90-day period beginning on the effective date of such underwritten registration or takedown offering (the “Following Holdback Period”), except as part of such underwritten registration or takedown offering, unless the underwriters managing such registration agree in writing. The Company may impose stop-transfer instructions with respect to any equity securities of the Company or any securities convertible into or exchangeable or exercisable for such securities which are subject to the foregoing restriction until the end of said period. In connection with any underwritten Public Offering, each Stockholder will enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by FP. For all purposes of this Section 7(b), no Stockholder shall be released from any IPO Holdback Period or Following Holdback Period unless all Stockholders are so released.

(c)    Registration Rights Agreement. In connection with the Company’s initial Public Offering, the Company (or its successor corporation) will enter into a registration rights agreement with the Investors and any Other Stockholders that the Board shall determine, containing customary terms and conditions, including, without limitation, two (2) long-form demand registration right for FP; unlimited short-form demand registration rights for FP, piggyback rights (both for registrations and takedowns) (subject to customary pro rata cutbacks by the applicable underwriter) for Chrysalis (in each case pro rata based on equity ownership); reciprocal indemnification provisions (provided, that any such indemnification by the Stockholders shall be on a several and not joint basis) and that the Company (or its successor corporation) shall pay all costs and expenses arising from or related to any such registrations (subject to customary exclusions for withdrawn registrations). In the event that the Company (or its successor corporation) enters into a registration rights agreement with any Stockholder other than FP, such registration rights agreement will expressly provide that none of the rights thereunder shall take precedence over FP’s rights under it registration rights agreement, or otherwise prejudice the registration rights of FP in any way.

8.    Issuance of Additional Securities.

(a)    If, after the date hereof, the Company authorizes the issuance or sale of any securities of the Company in which FP or any of its Affiliates or Permitted Transferees or any other Person who would qualify to receive a Permitted FP Transfer participates as a purchaser, the Company shall offer to sell to each Eligible Stockholder, and each Eligible Stockholder shall have the right to purchase, at the same price and on the same economic terms as such securities are to be offered to FP or any of its Affiliates or Permitted Transferees or any other Person who would qualify to receive a Permitted FP Transfer and any other Person, up to such Eligible Stockholder’s pro rata ownership of the Company’s outstanding capital stock (“Pro Rata Share”) of each class or series of such securities proposed to be issued; provided, that if all Persons entitled to purchase or receive any class or series of such offered securities are required to also purchase other securities of the Company, each Eligible Stockholder exercising its rights pursuant to this Section 8 shall also be required to purchase such other securities (on the same terms and conditions) that such other Persons are required to purchase.

(b)    In order to exercise its purchase rights under this Section 8, an Eligible Stockholder must, within fifteen (15) days after receipt of written notice from the Company (the “Issuance Notice”) describing in reasonable detail the material terms and conditions of the proposed issuance or sale, including the number and description of securities being offered, proposed issuance date, the proposed price per share (or equivalent terms) of the securities, the payment terms and such Eligible Stockholder’s percentage allotment, and a description of any other securities or instruments being issued or sold as a unit with the securities that by the terms of the issuance or sale of securities must be purchased with the securities, deliver a written notice to the Company describing its election hereunder and specifying the number (or value, as applicable) of securities it desires to purchase up to its Pro Rata Share and any other securities it desires to purchase, and the failure by any Eligible Stockholder to deliver any such written notice within such fifteen (15) day period shall be deemed to be an election by such Eligible Stockholder not to exercise its purchase rights under this Section 8, but shall not affect its rights with respect to any future issuances or sales of securities. The closing of any purchase by any Eligible Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any such securities, the Company shall deliver the securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such securities shall be, upon issuance thereof to such purchasers and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The purchase price for all such securities and any other securities offered to the Eligible Stockholders shall be payable on the consideration terms offered to FP (or its Affiliate, Permitted Transferee or Person who would qualify to receive a Permitted FP Transfer, as applicable), or, if requested by such Eligible Stockholder and approved by the Board, in cash.

(c)    Upon the expiration of the fifteen (15) day period described in Section 8(b), the Company shall be entitled to sell such securities to the proposed recipient(s) thereof which the Eligible Stockholders have not elected to purchase under this Section 8 during the ninety (90) days following such expiration on terms not materially less favorable in the aggregate to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that, for the avoidance of doubt, the price at which the securities are sold to the proposed recipient(s) is at least equal to or higher than the purchase price described in the Issuance Notice. Any securities proposed to be offered or sold by the Company under Section 8(a) after such ninety (90) day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Eligible Stockholders pursuant to the terms of this Section 8.

(d)    Notwithstanding anything to the contrary herein, Chrysalis and each Other Stockholder may assign his, her or its rights to purchase pursuant to this Section 8 to any of their respective Permitted Transferees who upon such exercise shall agree in writing to be bound by the provisions of this Agreement.

(e)    The provisions of this Section 8 shall not apply to, and shall terminate upon the consummation of, a Public Offering.

9.    Restrictive Legend. Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                          , 20        , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF [        ], 2018, AS AMENDED AND MODIFIED FROM TIME TO TIME. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A FULL STATEMENT OF ALL OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AUTHORIZED TO BE ISSUED BY THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

The Company will imprint such legend on certificates evidencing Shares outstanding as of the date hereof. The legend set forth above will be removed promptly from the certificates evidencing any Shares that have been sold in a Public Offering.

10.    Additional Stockholders. In connection with the issuance of any additional Equity Securities of the Company to any Person that is not a Stockholder hereunder, the Company shall, unless waived by FP, cause such Person to become a party to this Agreement and succeed to all of the rights and obligations of an Other Stockholder under this Agreement by obtaining an executed counterpart signature page to this Agreement (or a joinder agreement satisfactory to the Board) and an executed spousal consent, as applicable in the discretion of the Board, and, upon such execution, such Person shall for all purposes be an “Other Stockholder” party to this Agreement, and the addition of such Person as a party hereto shall not in and of itself be deemed to be an amendment, modification, or waiver hereof.

11.    Transfers in Violation of Agreement. Any Transfer or attempted transfer of any Shares in violation of any provision of this Agreement will be void, and the Company will not record such purported transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

12.    Covenants.

(a)    Financial Statements and Other Information. The Company shall deliver to FP and each Eligible Stockholder:

(i)    as soon as available after the end of each quarterly accounting period, unaudited consolidated statements of income or operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter; and

(ii)    as soon as available after the end of each fiscal year, audited consolidated statements of income or operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year.

(b)    Certain Inspection Rights. The Company shall permit any representatives designated by FP and any Eligible Stockholder, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial, and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) consult with the directors, managers, officers, key employees and independent accountants of the Company and its Subsidiaries concerning the affairs, finances and accounts of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by FP or any Eligible Stockholder to the independent accountants of the Company or any of its Subsidiaries shall constitute permission to its independent accountants to participate in discussions with such Stockholder or their respective officers, directors, managers, employees, agents or advisors.

(c)    Certain Negative Covenants for the Benefit of Chrysalis. At any time prior to an initial Public Offering, without the prior written consent of holders of a majority of the Shares held by Chrysalis, its Affiliates and Permitted Transferees, the Company shall not (and shall cause each of its Subsidiaries not to), whether by amendment, merger, consolidation, a transaction involving any of its Subsidiaries or otherwise, engage in any transaction with FP or any of its Affiliates or Permitted Transferees, other than: (i) as expressly permitted by this

Agreement or the director indemnification agreements and [management rights letters] entered into with the Company on the date hereof, in each case in the form entered into on the date hereof, (ii) the issuance of any debt securities, including for the avoidance of doubt any promissory notes, or Equity Securities, in each case in any transaction in which the Eligible Stockholders were given the opportunity to participate pursuant to Section 8 of this Agreement, and (iii) the payment of dividends or distributions pro rata to all holders of Shares.

(d)    Certain Negative Covenants for the Benefit of FP. Without the prior written consent of FP, the Company shall not (and shall cause each of its Subsidiaries not to), whether by amendment, merger, consolidation, a transaction involving any of its Subsidiaries or otherwise:

(i)    directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its Equity Securities, other than dividends or distributions made by any Subsidiary of the Company (directly or indirectly) to the Company or another Subsidiary of the Company in accordance with the organizational documents of such Subsidiary;

(ii)    directly or indirectly redeem, repurchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s or any of its Subsidiary’s Equity Securities, or assign or transfer any rights or options to make any such redemption, repurchase or other acquisition, other than repurchases of Equity Securities from former employees of (or independent contractors to) the Company or any of its Subsidiaries upon termination of their employment or other service pursuant to the provisions of any Transaction Document;

(iii)    authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes, debt securities or Equity Securities, except that (a) a Subsidiary of the Company may issue Equity Securities to its direct parent, and (b) the Company may issue Equity Securities pursuant to (and to the extent permitted by) any Equity Incentive Plan;

(iv)    liquidate, dissolve or wind up the Company or any of its Subsidiaries or effect a recapitalization or reorganization or change in the form of organization in any form of transaction (including the formation of a parent holding company for the Company or a transaction to change the domicile of the Company or any of its Subsidiaries);

(v)    merge or consolidate with any Person or permit any of its Subsidiaries to merge or consolidate with any Person or consummate, permit or in any manner facilitate a Sale of the Company or other change in control of the Company or any of its Subsidiaries, or consent to, or waive any condition or requirement with respect to, any Transfer of any Equity Securities of the Company or any of its Subsidiaries;

(vi)    create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, or amend, modify, supplement or waive any provision of the documents, agreements or instruments evidencing, securing or otherwise pertaining to any existing Indebtedness of the Company or any of its Subsidiaries, refinance, substitute or replace any existing Indebtedness of the Company or any of its Subsidiaries;

(vii)    acquire, or permit any of its Subsidiaries to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise), or enter into, or permit any of its Subsidiaries to enter into, any joint venture;

(viii)    make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or investments in, any Person, except for (a) reasonable advances to employees in the ordinary course of business and (b) investments having a stated maturity no greater than one year from the date the Company or any of its Subsidiaries makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least “Prime 1” by Moody’s Investors Service, Inc.;

(ix)    sell, lease, license or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, license or otherwise dispose of, any assets (whether tangible or intangible and including the capital stock or membership or other ownership interests of any of its Subsidiaries), except in the ordinary course of business;

(x)    amend, supplement, modify, alter, repeal, terminate or waive any provision of the organizational documents of the Company or any of its Subsidiaries, or file any amendment, resolution or certificate with respect to any of the foregoing with any Secretary of State;

(xi)    enter into, amend, modify or supplement, or waive any provisions of, or permit any of its Subsidiaries to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ or any of its Affiliates’ direct or indirect officers, directors, key employees, stockholders or Affiliates or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a beneficial interest, except for entering into customary employment arrangements (but not employment agreements), benefit programs and intercompany agreements, in each case on reasonable terms as approved by the Board and any other Person required hereby;

(xii)     adopt, amend or modify, any equity incentive plan, employee equity ownership plan, profit sharing plan, phantom equity plan, equity appreciation rights plan or any similar plan, program, agreement or arrangement;

(xiii)    terminate the employment of, hire, or increase the aggregate compensation payable to, the Chief Executive Officer or Chief Financial Officer of the Company and/or any of its Subsidiaries or other individuals exercising the authority and/or performing the functions customarily associated with such job titles; or

(xiv)    increase or decrease the authorized size of its Board above or below four (4) members.

(e)    Certain Payments to Stockholders.    In the event that any Stockholder is to receive any payment, right or other remuneration from a third party in connection with any transaction such third party enters into with the Company, such Stockholder shall ensure that such payment, right or other remuneration is made, granted or otherwise provided to all Stockholders on a pro rata or comparable basis.

13.    Confidentiality.

(a)    Each Stockholder acknowledges and agrees that it may receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries (the “Confidential Information”). Each Stockholder agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the Company or the Subsidiaries and as otherwise may be proper in the course of performing such Stockholder’s obligations, or enforcing such Stockholder’s rights, under this Agreement, (ii) as part of such Stockholder’s normal reporting or review procedure, or in connection with such Stockholder’s or such Stockholder’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Stockholder’s (or any of its Affiliates’) Affiliates, employees, auditors, attorneys or other agents, (iii) to any bona fide prospective purchaser of the equity or assets of such Stockholder or its Affiliates or the Equity Securities of the Company held by such Stockholder, or prospective merger partner of such Stockholder or its Affiliates; provided, that such purchaser or merger partner agrees to be bound by the provisions of this Section 13 and such Transfer is authorized by the terms of this Agreement prior to such disclosure or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or Governmental Entity, or by subpoena, summons or legal process, or by law, rule or regulation; provided, that the Stockholder required to make such disclosure shall provide to the Board prompt notice of such requirement. For purposes of this Section 13, Confidential Information shall not include any information which (x) such Person became aware of prior to its affiliation with the Company or its Subsidiaries, (y) such Person learns from sources other than the Company or its Subsidiaries (provided, that such Person does not know or have reason to know, at the time of such Person’s disclosure of such information, that such information was acquired by such source through violation of law, or breach of contractual confidentiality obligations or breach of fiduciary duties) or (z) is disclosed in a prospectus or other documents for dissemination to the public. Nothing in this Section 13 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Stockholder pursuant to the Transaction Documents or any other agreement entered into with the Company or its Subsidiaries.

(b)    Notwithstanding anything in this Section 13 to the contrary, each of the Investors may provide to its limited partners and prospective limited partners and those of its Affiliates the following information: (i) the name and a general description of the Company, (ii) the fact that such Investor has an investment in the Company, (iii) the fair market value of such Investor’s interest in the Company, and (iv) such ratios and performance information as may be calculated by such Investor using the Confidential Information; provided that each recipient of such information disclosed is informed of the confidential nature of the information and agrees to treat such information confidentially in accordance with the terms of this Section 13.

14.    Definitions.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person (including with respect to FP and its Affiliates, investment funds or entities managed by Francisco Partners Management LP and with respect to Chrysalis and its Affiliates, any entity, parallel fund or alternative investment vehicle managed by Chrysalis or any of its Affiliates), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board” means the board of directors of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware, and as amended from time to time in accordance with its terms.

“Director Indemnification Agreement” means each Director Indemnification Agreement to be dated on or about the date hereof, by and among the Company and each member of the Board, as such agreement may be amended or modified from time to time in accordance with its terms.

“Eligible Stockholder” means (i) Chrysalis and any other Stockholders who are Affiliates or Permitted Transferees of Chrysalis and (ii)(A) for the purposes of Sections 12(a) and 12(b) of this Agreement, each other Stockholder who owns at least five percent (5%) of the outstanding Shares and (B) for the purposes of any other provision of this Agreement, each other Stockholder.

“Equity Incentive Plan” means any employee option or stock incentive plan that is adopted by the Board pursuant to which the Company may grant capital stock of the Company and/or options to purchase capital stock of the Company to officers, directors, employees or independent contractors of the Company, including any amendment or modification thereto in accordance with its terms.

“Equity Securities” shall mean, with respect to any Person, any capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or security convertible, exchangeable or exercisable therefor or other instrument, the value of which is based on any of the foregoing) in such Person.

“Family Group” with respect to any Stockholder that is a natural person, means such Stockholder’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Stockholder or such Stockholder’s spouse and/or descendants that is and remains solely for the benefit of such Stockholder and/or such Stockholder’s spouse and/or descendants (any such trust, family limited partnership, limited liability company or other entity, a “Family Group Entity”).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means (i) any federal, state, local, municipal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or regulatory organization and any court or other tribunal); (iii) anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; and (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, whether current, short-term or long-term, secured or unsecured, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (including any seller notes relating to prior acquisitions), (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) all obligations arising from cash/book overdrafts, (v) all obligations of such Person secured by a lien, (vi) all capital lease obligations, (vii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including with respect to any earn-out or similar payments and trade payables which are more than forty-five (45) days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or if no invoice exists, then based on past custom and practice), (viii) all deferred compensation obligations that are owed or that are not cancelable by unilateral action of the Company, (ix) all obligations that are owed or that are not cancelable by unilateral action of the Company in consideration for non-competition, non-solicitation, consulting, intellectual property assignment or protection, or information confidentiality obligations of any current or former employee, consultant, agent, officer, director, contractor or other service provider of or to the Company, (x) all deferred rent obligations, (xi) all guarantees of such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person, and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own directly or indirectly in excess of 10% of the outstanding Shares (a “10% Owner”), who is not an Affiliate of any such 10% Owner or FP, who is not a Permitted Transferee of any such 10% Owner or FP and who is otherwise not eligible to receive a Permitted FP Transfer.

“Management Rights Letter” means each Management Rights Letter to be dated on or about the date hereof, by and among the Company and an Investor, as such agreement may be amended or modified from time to time in accordance with its terms.

“Material Intellectual Property Rights” means any and all intellectual property rights that are material to the business and operations of the Company and its Subsidiaries of any kind in any jurisdiction throughout the world, including all such (i) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names (together with all of the goodwill associated therewith), (iii) copyrights and copyrightable works, (iv) mask works, (v) registrations and applications for registration for any of the foregoing, (vi) Software, (vii) trade secrets and other confidential information (including ideas, formulas, compositions, know-how, production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (viii) other intellectual property, and (ix) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Permitted FP Transfer” means any Transfer of Shares by FP or its Affiliates (i) to a Permitted Transferee of FP, (ii) pursuant to an in kind distribution to its partners or members, or (iii) to any current officer, manager, director, member or partner of FP or its Affiliates; provided, in each case that (1) the restrictions and obligations with respect to FP contained herein will continue to be applicable to such Shares after any such Permitted FP Transfer, (2) the transferee(s) of such Shares shall have agreed in writing to be bound by the provisions of this Agreement and the related agreements contemplated hereby with respect to the Shares so transferred and (3) the transferee(s) of such Shares is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations and is able to evaluate the risks and benefits of the investment in the Shares.

“Permitted Transfer” means any Transfer of Shares by a Stockholder to such Stockholder’s Permitted Transferee(s); provided, in each case, that (1) the restrictions contained herein will continue to be applicable to such Shares after any such Permitted Transfer and (2) the transferee(s) of such Shares shall have agreed in writing to be bound by the provisions of this Agreement and the related agreements contemplated hereby with respect to the Shares so transferred.

“Permitted Transferee” means (i) as to any Stockholder that is a natural person, such Stockholder’s Family Group, (ii) as to any Stockholder that is a Family Group Entity, to the beneficiaries, owners and/or interest holders in such Family Group Entity, or to another Family Group Entity, and (iii) as to any Stockholder that is not a natural person, such Stockholder’s Affiliates, which shall include any entity, parallel fund or alternative investment vehicle managed by such Stockholder or any of its Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of Shares.

“Sale of the Company” means any transaction or series of related transactions (i) following which the Investors and their Affiliates do not beneficially own at least 50% of the combined voting power and economic interests in the Company or (ii) pursuant to which any Independent

Third Party or group of Independent Third Parties acquire, directly or indirectly, (a) Equity Securities of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors, or (b) all or substantially all of the Company’s assets determined on a consolidated basis (in each case, whether by merger, consolidation, sale or transfer of the Company’s Equity Securities, sale or transfer of the Company’s consolidated assets or otherwise).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statue, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Shares” means (i) any Common Stock, (ii) any capital stock or other Equity Securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of capital stock of the Company.

“Software” means computer software programs and applications, including (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise indicate in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” will refer to any Subsidiary of the Company.

“Tag-Along Sale” means any Transfer of any class or series of Shares by FP other than a Permitted FP Transfer.

“Transaction Documents” means, collectively, this Agreement, the Merger Agreement the Management Rights Letters the Director Indemnification Agreements and all other agreements contemplated thereunder.

“Transfer” means, a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the transfer of an economic or other interest, the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning (whether with or without consideration and whether voluntarily or involuntarily or by operation of law). In addition, “transferred” and “transferee” shall have the correlative meanings.

15.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.    Complete Agreement. Except as otherwise expressly set forth herein, this Agreement, the Certificate of Incorporation, the by-laws of the Company, the other Transaction Documents and the other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17.    Counterparts. This Agreement may be executed in multiple counterparts, none of which need contain the signature of more than one party hereto but each of which will be deemed an original and all of which taken together will constitute one and the same agreement.

18.    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and their respective successors and assigns.

19.    Remedies. Each of the parties to this Agreement will be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

20.    Amendment and Waiver. The provisions of this Agreement may be amended or modified only with the prior written consent of FP and the Company; provided, that if any such modification or amendment (i) would adversely and disproportionately affect any Eligible Stockholder (in each case in their capacity as an investor in the Company) in a manner different than such modification would affect FP, such modification or amendment will also require the prior written approval of such Stockholder so adversely and disproportionately affected, (ii) is to a provision in this Agreement that requires a specific vote or approval of a referenced Stockholder or Stockholders to take an action thereunder or to take an action with respect to the matters described therein, such amendment or modification will not be effective unless such vote or approval is obtained with respect to such amendment or modification or (iii) is to a provision in this Agreement granting any rights to a specific Stockholder or Stockholders (as opposed to the Stockholders generally or as a class), such amendment or modification will also require the prior written consent of the Stockholder(s) holding such specific rights. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement will in any way operate as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No waiver of any rights of an Eligible Stockholder under this Agreement shall be effective against such Eligible Stockholder without the prior written consent of such Eligible Stockholder.

21.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when (i) delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided that such notice under this clause (ii) shall not be effective unless within one business day of the notice a copy of such notice is dispatched to the recipient by first class mail, (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) five days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address set forth below and to any Stockholder or other holder of Shares subject to this Agreement at such address as indicated by the Company’s records, or at its principal place of business with copies (which shall not constitute notice) to such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

To the Company:

c/o Francisco Partners Management, L.P.

One Letterman Drive

Building C – Suite 140

San Francisco, CA 94129

Attention:    Ezra Perlman, Leonid Rozkin, and Tom Ludwig

Facsimile No.: (415) 418-2999

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis, LLP

3330 Hillview Avenue

Palo Alto, California 94304

Attention: Adam D. Phillips

Telephone: (650)859-7050

Facsimile: (650) 859-7500

22.    Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

23.    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Delaware or the jurisdiction in which the Company’s principal office is located, the time period will automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

24.    Descriptive Headings; Interpretation; No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Except as otherwise expressly provided herein, reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

25.    Delivery by Facsimile or Electronic Mail. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

26.    Further Assurances. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement. Subject to the Company’s receipt of any and all stockholder consents required pursuant to the Certificate of Incorporation or any Transaction Document, each holder of Shares hereby agrees that it will vote for, consent to and raise no objections against, and take all actions necessary to allow to be consummated, any issuances of securities pursuant to this Agreement, including, to the extent necessary, voting for and consenting to amendments to the Certificate of Incorporation.

27.    Consent to Jurisdiction. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court or a state court located in the State of California. Each party hereby consents and submits to the exclusive jurisdiction of such courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue.

28.    Dealings with the Investor Group. Each of the Company and the Stockholders acknowledge and agree that: (a) the Investors and their respective Affiliates, stockholders, directors, officers, controlling persons, partners, members, and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its Subsidiaries or areas in which the Company or any of its Subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its Subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company or its Subsidiaries, or its service on the Board or any Subsidiary’s board of directors, from pursuing and engaging in any such activities; (b) neither the Company nor any other Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons; and (d) subject to the terms of this Agreement, each member of the Investor Group may enter into contracts and other arrangements with the Company and its Affiliates from time to time on terms approved by the Board and its Affiliates and the Other Stockholders as specified herein. Each of the Company and the Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 28.

29.    Understanding Among the Stockholders. It is acknowledged by each Stockholder that no Stockholder has acted as an agent of any other Stockholder in connection with making its investment hereunder and that no Stockholder shall be acting as an agent of any other Stockholder in connection with monitoring its investment hereunder. It is further acknowledged by Chrysalis and the Other Stockholders that FP has retained Kirkland & Ellis LLP to act as its counsel in connection with this Agreement, those documents expressly referred to herein and related documents of even date herewith and that Kirkland & Ellis LLP has not acted as counsel for any other party in connection herewith or therewith and that no other party has the status of a client of Kirkland & Ellis LLP for conflict of interest or other purposes as a result thereof.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

FP HEALTHCARE HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

FRANCISCO PARTNERS IV, L.P.

By:	FRANCISCO PARTNERS GP IV, L.P.
Its:	General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED
Its:	General Partner

By:

Name:	Ezra Perlman
Its:	Co-President

FRANCISCO PARTNERS IV-A, L.P.

By:	FRANCISCO PARTNERS GP IV, L.P.
Its:	General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED
Its:	General Partner

By:

Name:	Ezra Perlman
Its:	Co-President

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

CHRYSALIS VENTURES II, L.P.

By:	CHRYSALIS PARTNERS II, LLC, its General Partner

By:

Name:	David A. Jones, Jr.
Title:	Member

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

DAVID A. JONES, JR.

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

RALSTON W. STEENROD

Signature Page to Stockholders Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is being delivered to FP Healthcare Holdings, Inc., a Delaware corporation (the “Company”). Reference is made to the Stockholders Agreement, dated as of [                ], by and among the Company and certain stockholders of the Company from time to time party thereto (as amended, modified or restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

The undersigned hereby acknowledges and agrees that its signature below constitutes an executed counterpart signature page to the Agreement and hereby agrees to become a party to the Agreement and to be subject to, and bound by, all of the terms and conditions of the Agreement as an “Other Stockholder.” The undersigned hereby acknowledges that it has received a copy of the Agreement and has had an opportunity to consult with independent legal counsel regarding the terms and conditions therein.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

Signature:
Print Name:

Date:

SCHEDULE OF STOCKHOLDERS

Name	Shares
Investors
Francisco Partners IV, L.P.
Francisco Partners IV-A, L.P.
Chrysalis Venture II, L.P.
Other Stockholders
David A. Jones, Jr.
Ralston W. Steenrod